Rule 424(b)(3)
333-139481

Supplement to Prospectus Dated January 1, 2007

Dated: February 29, 2008

STATE OF ISRAEL
$1,000,000,000
JUBILEE FIXED RATE BONDS (FIFTH SERIES)

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Effective as of March 1, 2008, the aggregate principal amount of the Jubilee Fixed Rate Bonds (Fifth Series) offered under this prospectus has been increased to $900,000,000.

Assuming that we sell all of the bonds at the current offering price, we will receive $846,000,000 of the proceeds from the sale of the bonds, after paying the underwriters’ commission which will not exceed $54,000,000 and before expenses estimated at $65,000.